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                                                                   EXHIBIT 99(a)


                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                      (in thousands except per share data)


                                                                             13 WEEKS ENDED
                                                                   MAY 3, 1997             MAY 4, 1996
                                                                 ---------------         --------------
REVENUES
Net sales                                                            $507,981                $561,317
Other (principally interest)                                              -                       516
                                                                 ---------------         --------------
Total Revenues                                                        507,981                 561,833

COSTS AND EXPENSES
Cost of sales                                                         405,330                 445,472
Selling, general and administrative expenses                          105,603                 112,596
Interest expense                                                       10,592                   9,755
                                                                 ---------------         --------------

Total Costs and Expenses                                              521,525                 567,823
                                                                 ---------------         --------------

LOSS BEFORE INCOME TAXES                                              (13,544)                 (5,990)

INCOME TAX EXPENSE                                                        -                       -
                                                                 ---------------         --------------

NET LOSS                                                             ($13,544)                ($5,990)
                                                                 ===============         ==============


PRIMARY AND FULLY DILUTED LOSS PER COMMON SHARE                        ($0.32)                 ($0.14)
                                                                 ===============         ==============

AVERAGE NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Primary                                                                42,187                  42,176
Fully diluted                                                          42,187                  42,176


DIVIDENDS PER SHARE:
Class A common stock                                                    $0.00                   $0.00
Class B common stock                                                    $0.00                   $0.00




See notes to consolidated financial statements.